Exhibit 10.31
SEPARATION AGREEMENT & RELEASE

This is a Separation Agreement (“Agreement”) between The Home Depot, Inc. (the “Company” or “Home Depot”) and Fahim Siddiqui (the “Executive”).

WHEREAS, Company and Executive intend the terms and conditions of this Agreement to govern all issues related to Executive's employment and termination from Company and its subsidiaries and, except as otherwise expressly provided in the Agreement, to supersede and replace the provisions in any of Executive’s employment letters; and

WHEREAS, Executive acknowledges that Executive has been given a reasonable period of time, up to and including twenty-one (21) days, to consider the terms of this Agreement; and

WHEREAS, Company advises Executive to consult with a lawyer before signing this Agreement; and

WHEREAS, Executive acknowledges that the consideration provided to Executive under this Agreement is sufficient to support the release of claims Executive provides to Company in Paragraph 7 and confidentiality provision and restrictive covenants in Paragraphs 8 and 9 below; and

WHEREAS, Executive represents that Executive has not filed any charges, claims or lawsuits against Company involving any aspect of Executive’s employment; and

WHEREAS, Executive understands that Company regards the above representations by Executive as material terms of this Agreement and that Company is relying on these representations in entering into this Agreement,

NOW, THEREFORE, Company and Executive agree as follows:

1.    Termination Date. Executive’s termination shall be effective at the close of business on May 29, 2025 (“Termination Date”), which shall be Executive’s last day of work. Executive hereby resigns, effective as of the Termination Date, from any and all positions as an officer or member of the board of directors, as applicable, of The Home Depot, Inc. each of its subsidiaries, and affiliated companies. Executive shall not accrue any vacation days or vacation credit subsequent to the Termination Date.

2.    Separation Payment. Executive shall receive eighteen (18) monthly separation payments of $61,666.66 each, subject to applicable tax withholding, commencing within thirty (30) days of the Effective Date.

3.    Bonuses. Except as otherwise expressly set forth herein, Executive will not be eligible for bonus payments of any kind.

4.    Benefits. Executive’s benefits shall end on the Termination Date, pursuant to the terms of the applicable benefit plans and applicable law. Executive shall receive six (6) monthly payments of $600 (subject to applicable tax withholding) commencing within thirty (30) days of the Effective Date as a partial off-set for Executive’s healthcare costs. Executive shall not be entitled to any other benefits except as expressly provided for in this Agreement.

5.    Stock Options/Restricted Stock/Performance Shares:

(a)All of Executive’s options to purchase Company’s common stock (“Options”) that vested before the Termination Date will be cancelled and forfeited unless exercised by the earlier of: (a) one year (12 months) after the Termination Date; or (b) the expiration of the stock option. Pursuant to the schedule set forth in Attachment A to this Agreement, 6,951 of Executive’s outstanding, unvested Options will be accelerated to vest effective as of the Termination Date. These accelerated Options will be cancelled and forfeited unless exercised by the earlier of: (a) one year after the Termination Date; or (b) the expiration of the stock option. All Options are subject to forfeiture or clawback according to their terms, the Company’s Executive Compensation Clawback Policy and applicable law, and for any breach as provided in the paragraph titled Breach/Misconduct by Executive. All other outstanding, unvested Options granted to Executive shall be forfeited effective as of the Termination Date.

(b)Pursuant to the schedule set forth in Attachment A to this Agreement, the restrictions on Executive’s 2,843 outstanding restricted shares of Company’s common stock (“Restricted Shares”) are hereby amended to no longer be subject to risk of forfeiture effective as of the Termination Date. The 2,843 Restricted Shares may not be transferred until the following dates: 896 Restricted Shares may be transferred as of September 22, 2025; 299 Restricted Shares may be transferred as of March 24, 2026; 731 Restricted Shares may be transferred as of September 20, 2026; 209 Restricted Shares may be transferred as of March 23, 2027; 260 Restricted Shares may be transferred as of May 19, 2027; and 448 Restricted Shares may be transferred as of May 29, 2027. Executive and Company agree that Company shall not be required to make any such shares transferable before the applicable date the shares may be transferred, as set forth in this Paragraph 5(b), except to accommodate the withholding of shares for tax purposes as set forth in Paragraph 5(c), below. All of the foregoing 2,843 Restricted Shares are subject to forfeiture or clawback according to their terms, the Company’s Executive Compensation Clawback Policy and applicable law, and for any breach as provided in the paragraph titled Breach/Misconduct by Executive. All other outstanding Restricted Shares granted to Executive, including all Restricted shares granted in FY2025, shall be forfeited effective as of the Termination Date. In connection with the forfeiture of certain Restricted Shares, Executive will receive a cash payment of $52,000, subject to applicable tax withholding, payable within thirty (30) days of the Effective Date.

(c)Executive and Company acknowledge that the 2,843 Restricted Shares referenced in Paragraph 5(b) shall constitute taxable income to Executive at the time of lapse of risk of forfeiture; and that the 6,951 Options referenced in Paragraph 5(a) shall be taxable to Executive when such Options are exercised. Accordingly, Executive acknowledges Executive’s obligations to pay all related applicable federal, state and local income and employment taxes, and that Company is required to withhold applicable taxes with respect to these Restricted Shares and vested Options as set forth herein. Accordingly, Executive hereby authorizes Company to withhold and agrees to surrender to Company a sufficient number of shares necessary to satisfy said withholding obligations.

(d)Executive hereby forfeits all Performance Shares granted under the terms of Executive’s FY2023-FY2025, FY2024-FY2026, and FY2025-FY2027 Performance Share Award Agreements, effective as of the Termination Date.

(e)Executive will not be eligible to receive any other equity or equity-based awards, other than as provided in Paragraphs 5(a) and 5(b).

(f)Executive is solely responsible for ensuring that Executive’s equity or equity-based awards are properly credited, exercised and handled as provided by the terms of the awards as modified by this Agreement. Executive acknowledges that Executive may not rely on the Merrill Lynch website to determine the exercise or expiration dates of Executive’s equity or equity-based awards. Executive should direct any inquiries to the Atlanta Branch of Merrill Lynch at 404-264-7291; however, Company is not responsible for any incorrect information Executive might receive from Merrill Lynch.

6.     Outplacement Services. Executive is eligible for Company-provided outplacement services for a period not to exceed twelve (12) months from the Effective Date. The outplacement service will end the earlier of either (a) the last day of the 12-month period, or (b) Executive's acceptance of other employment. Such services shall be provided through an agency selected by the Company. Executive will be contacted by the outplacement agency after the Effective Date and Executive’s executed Agreement is received by the Company.

7.    Release of Claims. Executive and Executive’s heirs, assigns, and agents release, waive and discharge Company, its past and present parents, subsidiaries, affiliates and related entities, and their respective past and present predecessors, successors, assigns, representatives, directors, officers, employees, and agents (collectively “Releasees”) from each and every claim, action or right of any sort, known or unknown, arising on or before the date Executive signs this Agreement. The claims that are released, waived and discharged include, but are not limited to, any claim of discrimination on the basis of race, sex, religion, sexual orientation, national origin, disability, genetic information, age, or citizenship status; any other claim based on any local, state, or federal prohibition, including but not limited to claims under Title VII of the Civil Rights Act of 1964, as amended, the WARN Act, GINA, the Age Discrimination in Employment Act of 1967, as amended, or the Americans With Disabilities Act; any claim arising out of or related to any alleged express or implied employment contract, any other alleged contract affecting terms and conditions of employment, or a claim alleging a breach of a covenant of good faith and fair dealing; or any claim for back pay, front pay, severance pay, bonus, salary, sick leave, stocks, attorneys’ fees, holiday pay, vacation pay, life insurance, workers’ compensation benefits, health, disability or medical insurance, or any other employee or fringe benefit. Notwithstanding the foregoing, this Paragraph 7 expressly does not include a release of any claim that cannot be released hereunder by law. The payments, equity, equity awards and other benefits that are provided to Executive in this Agreement shall be the sole relief (i.e., monetary payment or other remedy) provided to Executive from Company, or from any of the other Releasees, for the claims that are released by Executive in this Agreement.

8.    Confidential Information and Trade Secrets.

(a)Executive acknowledges that through Executive’s employment with Company as a senior executive and key employee, Executive acquired and had access to Confidential Information of Company, its parents, subsidiaries, affiliates or related entities. Hereinafter, the Company and its parents (if any), subsidiaries, affiliates and related entities are referred to collectively as the “Company-Related Parties.” Executive agrees that the Company may prevent the use or disclosure of its Confidential Information through use of an injunction or other means and acknowledges that the Company-Related Parties have taken all reasonable steps necessary to protect the secrecy of the Confidential Information. Executive further acknowledges that Executive has not published, disclosed or used any of this Confidential Information except in accordance with Executive’s duties for Company. Executive agrees that Executive will hold in confidence all Confidential Information of the Company-Related Parties and will not disclose, publish or make use of such Confidential Information. Executive further agrees to return to Company, on or before the Effective Date, all documents, electronic storage devices, or any other item or source containing Confidential Information, or any other property, of the Company-Related Parties. "Confidential Information" shall include any data or information that belongs and is valuable to the Company-Related Parties and not generally known to competitors of the Company-Related Parties or other outsiders, regardless of whether the Confidential Information is in printed, written, or electronic form, retained in Executive’s memory, or has been compiled or created by Executive. This includes, but is not limited to information related to: operations, services, information technology, computer systems, marketing, advertising, e-commerce, interconnected retail, technical, financial, human resources, personnel, staffing, payroll, information about employee compensation and performance, merchandising, pricing, strategic planning, product, vendor, supplier, customer or store planning data, construction, data security information, private brands, supply chain, other business processes and/or information similar to the foregoing. For the avoidance of doubt, Confidential Information does not include Executive’s general training, knowledge, skill, or experience gained during Executive’s employment with the Company.

(b)Executive acknowledges and agrees that any work product, including without limitation concepts, designs, notes, reports, documentation, drawings, computer programs (source code, object code, and listings), ideas, inventions (whether or not patentable), trade secrets, improvements, creations, scientific and mathematical models, writings, works, works of authorship (whether or not copyrightable), theses, books, lectures, illustrations, devices, masks, models, work-in-process, photographs, pictorial, graphical or audiovisual works or sound recordings or video recordings, prints, and deliverables, and any other subject matter which is or may become legally protectable or recognized as a form of property, and all materials contained therein and prepared in connection therewith and/or therefrom, whether in draft or final form (collectively, “Work Product”), which were designed, created, conceived, developed or reduced to practice, writing or publication by Executive, either solely or jointly with others, during Executive’s employment with Home Depot, which relate to or are useful in the Company-Related Parties’ business, or which derive in any way from using the Company-Related Parties’ property, are considered works made for hire and are owned by, and deemed the exclusive property of, Home Depot. Without in any way limiting the foregoing, and without any further compensation, in the event that it is determined that any Work Product does not qualify as a work made for hire or that it is not otherwise owned by Home Depot, Executive agrees to assign and does hereby assign to Home Depot Executive’s right, title, and interest in and to any Work Product, whether now existing or created in the future, that arose from Executive’s employment with Home Depot, or that derives in any way from using the Company-Related Parties’ property. Executive further agree to execute any additional documents that Home Depot deems, in its sole discretion, necessary to vest ownership of Work Product with Home Depot or perfect such intellectual property rights in the United States and any other jurisdiction worldwide.

(c)Executive also acknowledges that through Executive’s employment with Company Executive has acquired and had access to Trade Secrets of the Company-Related Parties. Executive agrees that the Company may prevent the use or disclosure of Trade Secrets of the Company-Related Parties through use of an injunction or other means and acknowledges that the Company-Related Parties have taken all reasonable steps necessary to protect the secrecy of the Trade Secrets. Executive agrees to hold in confidence all Trade Secrets of the Company-Related Parties that came into Executive’s knowledge during employment by Company and shall not disclose, publish, or make use of at any time such Trade Secrets for so long as the information remains a Trade Secret. “Trade Secret” means that information defined by the Georgia Trade Secrets Act, O.C.G.A. Sec. 10-1-761, or other applicable trade secrets statute or act. Executive further acknowledges that Executive has not published, disclosed or used any Trade Secrets of the Company-Related Parties except in accordance with Executive’s duties for Company.

(d)If after the Termination Date Executive works or provides services for a vendor supplying product or services to the Company, Executive acknowledges that the Company will not conduct business with Executive before May 29, 2026 (“cooling period”). During the cooling period, Executive will not have any access to Company facilities for business purposes, and Executive will not be allowed to participate in any meetings with current Company associates while Executive is working for the vendor.

(e)Nothing in this Paragraph 8 prohibits Executive from exercising any of the rights specified in Paragraph 15 (Non-Interference and Right to Participate in Agency Proceedings).

9.    Non-Competition and Non-Solicitation.

(a)Non-Competition.

Executive acknowledges that during Executive’s employment as a senior executive in a policy-making position and at the time of Executive’s termination, Executive received training and Confidential Information regarding, among other things, the Company-Related Parties’ operations, services, information technology, computer systems, marketing, advertising, e-commerce, interconnected retail, technical, financial, human resources, personnel, staffing, payroll, information about employee compensation and performance, merchandising, pricing, strategic planning, product, vendor, supplier, customer or store planning data, construction, data security information, private brands, supply chain, and/or other business processes, and that Executive has been provided and entrusted with access to the Company-Related Parties’ customer and employee relationships and goodwill. Executive further acknowledges that such Confidential Information, including Trade Secrets and other business processes, are utilized by the Company-Related Parties throughout the entire United States, Canada and Mexico and in other locations in which it conducts business. Executive further acknowledges and agrees that the Company-Related Parties’ Confidential Information, customer, service provider, vendor and employee relationships, and goodwill are valuable assets of the Company-Related Parties and are legitimate business interests that are properly subject to protection through the covenants contained in this Agreement. In exchange for the consideration set forth in this Agreement, which Executive would not receive and to which Executive is not entitled in the absence of this Agreement, Executive’s post-employment obligations with regard to unfair competition and solicitation are set forth in this Paragraph 9. Consequently, Executive shall not, during the Restricted Period, directly or indirectly, enter into or maintain an employment, contractual or other business relationship in the United States, Canada or Mexico in which Executive:

(A)    owns an equity interest in a Competitor greater than one percent (1%) of its outstanding equity;

(B)    manages, operates, finances, or controls a Competitor; or

(C)    provides services or performs duties for a Competitor that

i.are the same as or similar to the services or job duties Executive performed for the Company at any point during the two-year period prior to the Termination Date, or

ii.involve executive, managerial, financial, or other significant leadership responsibilities.

“Competitor” shall mean:

(X) the following companies or entities, including their successors, subsidiaries, affiliates, franchisees, or business units: Lowe’s Companies, Inc.; Amazon.com, Inc.; Menard, Inc.; Floor & Decor Holdings, Inc.; Canadian Tire Corporation; RONA; Wayfair Inc.; and Walmart Inc.;

(Y) any company or entity that sells or offers Competitive Products or Services that, in combination with its subsidiaries, affiliates, franchisees, or business units (a) operates more than 100 retail outlets in the United States, Canada and/or Mexico or (b) generates more than $500 million in annual revenue; or

(Z) any company or entity that is formed through, or as a result of, a sale, merger, combination, renaming, restructuring, spin-off, or other corporate transaction involving a business or entity defined in clause (X) or (Y) of this definition, and which sells Competitive Products or Services.

“Competitive Products or Services” means anything of commercial value of the type offered, provided, or sold by the Company-Related Parties in the United States, Canada or Mexico within two (2) years prior to the Termination Date and during the Restricted Period, including, without limitation: goods; personal, real, or intangible property; services; financial products; business opportunities or assistance; or any other object or aspect of business conducted or provided by Company-Related Parties.

“Restricted Period” shall mean the period during which Executive is employed with the Company and for a period of twenty-four (24) months following the Termination Date, regardless of the reason for such termination.

In the event Executive wishes to enter into any relationship or employment on or before the end of the Restricted Period that would violate the above non-compete provision, Executive agrees to request written permission from Company’s Executive Vice President, Human Resources before entering any such relationship or employment. Company may approve or not approve of the relationship or employment at its absolute discretion.

(b)Non-Solicitation of Company Employees.

Executive acknowledges that through Executive’s employment with the Company, Executive acquired and had access to Confidential Information concerning the performance and qualifications of employees of the Company-Related Parties. Accordingly, Executive agrees that on or before May 29, 2028 (“Non-Solicitation Period”), Executive will not directly or indirectly, on Executive’s own behalf or on behalf of any other entity or person, Solicit any person in the United States, Canada or Mexico who is or, during the last twelve (12) months of Executive’s employment with the Company was an employee of any of the Company-Related Parties, with whom Executive had material contact during Executive’s employment with the Company, or with respect to whom Executive obtained or had authorized access to Confidential Information while employed with the Company, to terminate his or her employment or other relationship with any of the Company-Related Parties, or to refer any such employee without prior written approval from Company’s Executive Vice President, Human Resources. For purposes of this paragraph, “Solicit” shall include any solicitation, enticement, or encouragement whatsoever, regardless of which party initiated the initial contact, as well as any direct or indirect involvement in the recruitment, referral, interviewing, hiring, or setting of the initial terms and conditions of employment.

(c)Reasonableness of Restrictions.
Executive acknowledges that the covenants in this paragraph: (i) are reasonable, appropriate, necessary, and narrowly tailored to protect the legitimate business interests of the Company-Related Parties, including but not limited to their legitimate interest in protecting valuable Confidential Information, Trade Secrets, customer goodwill, and specialized training provided to Executive; (ii) are reasonable in terms of time, geographic scope, and activities restricted; (iii) are designed to prevent unfair competition and not to stifle the inherent skill and experience of Executive; (iv) that Executive’s full compliance with such restrictions will not unduly or unreasonably interfere with Executive’s ability to obtain and undertake other gainful future employment; and (v) do not confer a benefit upon the Company that is disproportionate to the detriment to Executive. Executive and the Company acknowledge and agree that there are a number of unique circumstances that provide the Company with protectable interests that justify and necessitate the 24-month non-competition and 36-month non-

solicitation restrictions in this Paragraph 9. As one of the Company’s senior-most officers, Executive has been involved in developing, and has had unique access to, the Company’s Confidential Information, including its plans and strategies for the business, personnel leadership, talent management, and succession. This involvement and access has enabled Executive to learn information about the skills, capabilities, strengths, and development opportunities of Company personnel, as well as information about their compensation, bonuses, and performance, and Company plans and strategies for same. In addition, Executive’s position at the Company has provided Executive with a unique and special access to the Company’s non-public business plans, strategies, and methods. Furthermore, Executive’s role with the Company has enabled Executive to utilize the Company’s goodwill to develop relationships with subordinate employees throughout the Company. Executive further acknowledges that Executive had a full and free choice as to whether to accept the terms of this Agreement, including the terms of this Paragraph 9, and that by accepting the consideration contained herein, Executive consents to be bound by all terms of this Agreement.

Accordingly, Executive agrees that these and other facts and circumstances associated with Executive’s position justify the scope and duration of the restrictions in Paragraphs 9(a) and 9(b). Executive further agrees that, with respect to the 36-month Non-Solicitation Period in Paragraph 9(b), the above facts and circumstances are sufficient to overcome any presumption of unreasonableness under the Georgia Restrictive Covenant Act, O.C.G.A. § 13-8-50 et seq., for restrictions lasting longer than 24 months.

10.    Breach/Misconduct by Executive. The Company’s obligations to Executive under this Agreement are expressly contingent on Executive’s performance of Executive’s obligations under this Agreement, including but not limited to the terms of Paragraphs 8 and 9.

(a)Forfeiture, Clawback, and Liquidated Damages. Executive acknowledges that it may be difficult to quantify monetary damages in the event of a breach of this Agreement. Accordingly, Executive agrees that any breach of this Agreement will result in the immediate cessation of any payments set forth in Paragraphs 2 and 3, the immediate forfeiture and cancellation of any outstanding equity or equity awards held by Executive, including but not limited to the equity or equity awards identified in Paragraphs 5(a) and 5(b) and will entitle the Company to all its remedies allowed in law or equity, including but not limited to the return of any shares of common stock and/or the proceeds Executive received from the sale of any such shares (except for $1,000 which amount shall constitute the consideration for the release of claims in Paragraph 7). If Executive breaches any provisions of this Agreement, including Paragraphs 8 or 9, or the Company discovers after the termination of Executive’s employment that grounds existed for Cause at the time of Executive’s termination, then, in addition to any other remedy available (on a non-exclusive basis), Executive shall pay to the Company, within thirty (30) days of the Company’s written request, an amount, specified by the Company, up to the sum of the then-current market value of the shares of the Company’s common stock that Executive holds that were granted by any awards issued by the Company and the aggregate after-tax proceeds Executive received upon the sale or other disposition of any shares of common stock on or after Termination Date. Executive also agrees that the then-current market value of any remaining shares of the common stock that Executive holds that were granted by the Company, and any after-tax proceeds Executive received from the sale of any such shares on or after Termination Date, to the extent Executive has not already remitted such amounts to the Company pursuant to the terms of this Paragraph 10, shall be a fair and reasonable measure of the Company’s damages for Executive’s material breach and does not constitute a penalty.

(b)    Injunctive Relief. Executive acknowledges and agrees that quantifying the damages suffered by the Company for Executive’s breach of any portion of Paragraphs 8 or 9 might not be possible or feasible or provide adequate compensation to the Company at law and that the balance of the hardships tips in favor of enforcing this Agreement. Accordingly, subject to the provisions in Paragraph 15, Executive agrees that the Company shall be entitled, if any such breach shall occur or be either threatened or attempted, if it so elects, to seek from a court a temporary, preliminary, and permanent injunction, without being required to post a bond, enjoining and restraining such breach or threatened or attempted breach.

(c)    Attorney Fees and Tolling. In addition to any and all other remedies at law or equity available to the Company including monetary damages, liquidated damages, and the return of consideration under this Agreement in the event Executive breaches any portion of Paragraphs 8 or 9 of this Agreement, the Company shall be entitled to recover its reasonable attorney fees if it succeeds in obtaining an injunction against Executive for breach or threatened breach of Paragraphs 8 or 9 or otherwise proving in court that Executive violated any provision of Paragraphs 8 or 9.
Executive acknowledges that the purpose and effect of Paragraphs 8 and 9 would be frustrated by measuring the duration of the Restricted Period or the Non-Solicitation Period from the termination of Executive’s employment where Executive failed to honor Executive’s obligation(s) until directed to do so by court order. Should legal proceedings be initiated by the Company to enforce the restrictive covenants contained in Paragraphs 8 or 9 of this Agreement, the commencement of the Restricted Period or Non-Solicitation Period will begin on the date of the entry of an order granting the Company injunctive, monetary or other relief from Executive’s actual or threatened breach of this Agreement.

Subject to the provisions in Paragraph 15, Executive further agrees to waive and not assert any claim for advancement of legal fees, costs, or expenses pursuant to the Company’s by-laws or based on other authority in the event the Company initiates a legal action against Executive for violation of Paragraphs 8 or 9.

(d)    Definition of “Cause.” For purposes of Paragraph 10, “Cause” means a finding by the Company that Executive has (i) committed any felony or committed a misdemeanor involving theft or moral turpitude, (ii) committed any act or omission that constitutes neglect or misconduct with respect to Executive’s employment duties which results in economic harm to the Company, (iii) violated the Company’s code of conduct (including, but not limited to, policies prohibiting sexual harassment, discrimination, workplace violence, or threatened violence), (iv) violated any of the Company’s substance abuse, compliance or any other policies applicable to Executive, which may be in effect at the time of the occurrence, or (v) breached any material provision of any offer letter, award agreement, employment, non-competition, intellectual property or other agreement, in effect at the time of the breach, between Executive and the Company.

11.    Executive Availability and Cooperation. Executive agrees to make themself reasonably available to Company and to respond promptly to any requests by Company for information pertaining to or relating to Company-Related Parties and their agents, officers, directors or employees which may be within the knowledge of Executive. Executive agrees to cooperate fully with the retention and collection of any documents or data in connection with any and all existing or future litigation, charges, or investigations, including collection of documents or data in Executive’s personal custody or control. Executive also agrees to assist and fully cooperate with, and to direct their counsel to assist and fully cooperate with, Company and its attorney(s) in connection with any internal or external investigation or in the defense or prosecution of any threatened, pending, or future claim, dispute, litigation, arbitration, or other legal proceeding brought by or against any past or present Company-Related Party, agents, officers, directors or employees of the Company-Related Parties, whether administrative, civil or criminal in nature (collectively “proceedings”), including, but not limited to, participating in conferences with the Company’s outside counsel, members of the Company’s legal department or other Company personnel, participating in interviews, depositions or acting as a witness on behalf of the Company, and responding to any inquiries and providing the Company access to information about Executive’s knowledge of the facts concerning the issues encompassed by such proceedings. Executive acknowledges that Executive has informed the Executive Vice President, Human Resources of any conduct within Executive’s knowledge that constitutes a violation of the Company’s compliance policies, its code of conduct, or of any law, including but not limited to policies prohibiting discrimination or harassment. Executive agrees that if Executive becomes aware of any such conduct in the future that Executive will inform the Executive Vice President, Human Resources within ten (10) days. However, Executive is not required to report information or disclose Executive's participation in matters subject to Paragraph 15 (Non-Interference and Right to Participate in Agency Proceedings) or otherwise protected from disclosure by applicable law. Executive further agrees to cooperate with

Company, if so requested by Company, in connection with preparation of any required disclosure regarding Executive in Company’s future filings with the Securities and Exchange Commission (“SEC”). Executive confirms that, as of the Termination Date, Executive’s responses on the Officer Questionnaire attached as Exhibit A remain accurate and complete except (i) to the extent superseded by the terms set forth herein or (2) with respect to stock ownership, for which the only changes since completion of the Officer Questionnaire are transactions reported in accordance with Section 16 of the Securities Exchange Act of 1934 and payment of dividends. Subject to the Company’s prior approval, the Company will reimburse Executive for reasonable out-of-pocket expenses incurred by Executive in complying with this Paragraph. Executive understands that Executive would not be compensated for the substance of Executive’s testimony. This payment, if any, shall not be subject to liquidation or exchange for another benefit. Executive acknowledges that the Company will file the Agreement with the SEC if Company, in its sole discretion, determines such filing is required or otherwise appropriate under the federal securities laws.

12.    Non-Disparagement. Executive agrees that Executive will not directly or indirectly publish, communicate, make or cause to be made any statements or opinions that disparage, criticize or that would be derogatory to or otherwise harm the business or reputation of Company-Related Parties and their respective past and present predecessors, successors, assigns, representatives, directors, officers, employees, and agents to anyone, including but not limited to the media, internet blogs, social media, public interest groups and publishing companies.

Nothing in this Paragraph 12 prohibits Executive from exercising any of the rights specified in Paragraph 15 (Non-Interference and Right to Participate in Agency Proceedings).

13.    Insider Trading.

(a)Executive acknowledges that for a period of six (6) months beginning with the Termination Date, Executive will remain subject to the restrictions of Company’s Insider Trading Policy, which is attached hereto as Exhibit B. Among other things, the Insider Trading Policy permits trading only during designated window periods, requires preclearance by specified individuals, including Executive, for all transactions in Company securities, and prohibits pledging and hedging of Company securities. The designated window periods are set forth in Exhibit C hereto. After expiration of said six (6) month period, the Insider Trading Policy will no longer apply to Executive. However, Executive acknowledges that through Executive’s employment with Company Executive may have learned material, non-public information regarding Company. The federal securities laws prohibit trading by persons while aware of material, non-public information. Executive should seek advice of Executive’s legal counsel before conducting any transactions in Company’s securities if Executive thinks Executive may possess such information.

(b)The SEC’s short-swing profit rule provides that any purchase or sale of Company equity securities can be matched with an opposite-way transaction that occurred within the preceding six (6) months, with any profits from the matched transaction required to be disgorged in accordance with SEC rules. Executive acknowledges that any purchase or sale of Company equity securities on or prior to the Termination Date remains subject to the rule and can be matched with an opposite-way transaction following the Termination Date that occurs within six months after the initial transaction.

14.    Future Employment. The payments in this Agreement are in consideration for Executive's release of claims, including claims for lost future earnings. Accordingly, Executive hereby understands and agrees that Executive will not be re-employed by Company or its current (as of the Effective Date) subsidiaries, affiliates, parents or related entities in the future and that Executive will never knowingly apply to Company or its current (as of the Effective Date) subsidiaries, affiliates, parents or related entities in the future for any job or position.

15.    Non-Interference and Right to Participate in Agency Proceedings.

(a)Notwithstanding anything to the contrary in this Agreement, or any other agreement between Executive and the Company, or any provision of any Company code of conduct, employee manual, policy, or similar Company document, Executive has the right to: (i) file a charge with any government agency in connection with claims that are not released and resolved by this Agreement; (ii) report or otherwise respond or provide information to or cooperate with an investigation into possible violations of state or federal laws or regulations within the jurisdiction of any governmental agency or entity, including but not limited to the U.S. Congress, the Department of Justice, the SEC and/or its Office of the Whistleblower (www.sec.gov/whistleblower; Office of the Whistleblower Hotline at 202-551-4790), the Commodities Futures Trading Commission (“CFTC”) any other similar office of a federal or state agency, or to the Equal Employment Opportunity Commission or any other governmental agency that investigates or enforces employment discrimination laws; (iii) report (either with or without a lawyer) possible violations of the federal securities laws or regulations to any governmental agency or entity, either anonymously or otherwise; (iv) make disclosures that are protected or required under the whistleblower provisions or other provisions of any relevant federal, state or local law or regulation; (v) cooperate voluntarily with, or respond to any inquiry from, or provide testimony before, the SEC, or any other federal, state or local regulatory or law enforcement authority; (vi) make any reports or disclosures to law enforcement or regulatory authorities, or otherwise take any of the actions described in this Paragraph 15(a), all without prior authorization of, or notice to, the Company; (vii) use Company confidential information, subject to the requirements in Paragraph 15(b), in making reports or disclosures, or taking any other action, described in this Paragraph 15(a); or (viii) receive a whistleblower award or other monetary payment from a federal government agency for reporting information to such agency. For the avoidance of doubt, nothing in this agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace to a government agency, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.

(b)Pursuant to 18 U.S.C. § 1833(b), nothing in this Agreement, nor any other agreement or Company policy, shall be interpreted to expose Executive to criminal or civil liability under federal or state trade secret law for disclosure, in confidence, of Trade Secrets (i) to federal, state, and local government officials, directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided the filing is made under seal and otherwise protected from disclosure except pursuant to court order. If Executive files a lawsuit for retaliation for reporting a suspected violation of the law, Executive may disclose Trade Secrets to their attorney and use the Trade Secret information in a court proceeding, provided that Executive files any document containing the Trade Secret under seal and Executive does not otherwise disclose the Trade Secret except pursuant to court order.

16.    Severability and Modification of Provisions. If any of the provisions of this Agreement involving Executive’s post-employment activities should ever be held by a court of competent jurisdiction to exceed the scope permitted by applicable law, or otherwise be deemed to be legally invalid or unenforceable, such provision or provisions shall first be modified to such lesser scope as the court may deem just and proper for the reasonable protection of the Company’s legitimate business interests. In the event such provision or provisions cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms, provisions, covenants, and restrictions contained in this Agreement shall remain unaffected and will in no way be affected, impaired, or invalidated. If the amounts set forth in Paragraph 10(a) should be deemed for any reason by a court of competent jurisdiction not to constitute a permissible liquidated damage, Executive and the Company agree that the court may establish a liquidated damage in such lesser amount that is in accordance with applicable law

17.    Right to Revoke This Agreement. Executive may revoke this Agreement in writing within seven (7) days of signing it by sending written notice of revocation to Company’s Executive Vice President, Human Resources. The Agreement will not take effect until the Effective Date. If Executive revokes this Agreement, all of its provisions shall be void and unenforceable.

18.    Effective Date. The Effective Date shall be the day after the end of the seven-day period for revocation described in the paragraph titled Right to Revoke This Agreement.

19.    Non-Assignment by Executive; Successor and Assigns. Executive represents and warrants that as of the date of this Agreement Executive has not assigned or transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever any released claim. Executive hereby agrees to indemnify and hold Company harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses, including attorney fees, causes of action or judgments based on or arising out of any such assignment or transfer. The terms of this Agreement shall be binding on, and in favor of, the Company’s successors in interest and assigns.

20.    Confidentiality. Subject to the terms of Paragraph 15, Executive shall keep strictly confidential all the terms and conditions, including amounts, in this Agreement and shall not disclose them to any person other than Executive’s spouse and the Executive’s legal or financial advisor, unless compelled by law to do so. If a person not a party to this Agreement requests or demands, by subpoena or otherwise, that Executive disclose or produce this Agreement or any terms or conditions thereof, Executive shall immediately provide written notice to the Executive Vice President, Human Resources of the Company and shall give the Company an opportunity to respond to such notice before taking any action or making any decision in connection with such request or subpoena.

21.     Taxes and Section 409A. To the extent applicable, it is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (“Section 409A”).  Executive’s Termination shall constitute a “separation from service” pursuant to Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s Termination Date shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or upon Executive’s death, if earlier).  In addition, for purposes of the Agreement, each amount to be paid or benefit to be provided to Executive pursuant to the Agreement shall be construed as a separate identified payment for purposes of the Code, including Section 409A.  With respect to expenses eligible for reimbursement under the terms of this Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A. Company makes no representation or warranty to Executive or other person regarding compliance with, or exemption from, Section 409A with respect to any payment or benefit provided by this Agreement.  Executive agrees that Executive shall bear sole and exclusive responsibility for any and all federal, state, local or other tax consequences (including, without limitation, any and all tax liability under Section 409A) of this Agreement, and fully indemnifies and holds the Company harmless therefore.  Executive should consult with Executive’s own tax advisor in connection with this Agreement and its tax consequences.

22.    Entire Agreement. This Agreement constitutes the entire understanding between the parties, except that this Agreement, unless it specifically states otherwise, does not supersede or limit Executive’s post-employment restrictions or obligations to the Company-Related Parties that may be contained in any other agreement between Executive and the Company-Related Parties, such as an offer letter, equity award agreement, 401(k) Plan or similar document. The parties have not relied on any oral statements that are not included in this Agreement. Any modifications to this Agreement must be in writing and signed by Company’s Executive Vice President, Human Resources.

23.    Governing Law. This Agreement shall be construed, interpreted and applied in accordance with the law of the State of Georgia, without giving effect to any choice of law provisions thereof that would require the application of any other jurisdiction’s laws. Executive hereby irrevocably submits any dispute arising out of or relating to this Agreement to the exclusive jurisdiction of the Atlanta Division of the U.S. District Court for the Northern District of Georgia, or, if federal jurisdiction is not available, the Superior Court of Cobb County, Georgia. Executive also irrevocably waives, to the fullest extent permitted by applicable law, any objection Executive may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and both parties agree to personal jurisdiction and to accept service of legal process from the courts of Georgia. Executive agrees to accept service of process by mail or by any other means sufficient to ensure that Executive receives a copy of the items served.

Executive understands and acknowledges the significance and consequences of this Agreement, that the consideration provided herein is fair and adequate, and represents that the terms of this Agreement are fully understood and voluntarily accepted.

The Home Depot, Inc.

By:     /s/ Tim Hourigan
Tim Hourigan
EVP - Human Resources

Date Signed:     5/30/2025

Executive

By:     /s/ Fahim Siddiqui
Fahim Siddiqui

Date Signed:     5/30/2025